Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ACAMAR PARTNERS ACQUISITION CORP.

Acamar Partners Acquisition Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

The name of the corporation is Acamar Partners Acquisition Corp. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 7, 2018. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 21, 2019.

This Second Amended and Restated Certificate of Incorporation was duly adopted by the board of directors (the “Board”) of Acamar Partners Acquisition Corp. and by the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the DGCL.

Pursuant to Sections 242 and 245 of the DGCL, the text of the Certificate of Incorporation of Acamar Partners Acquisition Corp. is hereby amended and restated in its entirety to read as follows:

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ACAMAR PARTNERS ACQUISITION CORP.

ARTICLE I

NAME

The name of the Corporation is Acamar Partners Acquisition Corp. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office is 251 Little Falls Drive, in the City of Wilmington, Delaware, County of New Castle, State of Delaware, 19808. The name of the registered agent of the Corporation at that address is Corporation Service Company.

ARTICLE III

BUSINESS PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

Section 1. Authorized Stock. The total number of all classes of stock that the Corporation shall have the authority to issue is 510,000,000, of which 500,000,000 shall be shares of Class A Common Stock of the Corporation, par value $0.0001 per share (“Common Stock”), and 10,000,000 shall be shares of Preferred Stock, at a par value of $0.0001 per share (“Preferred Stock”).

Section 2. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, without approval of the stockholders of the Corporation (except as otherwise provided in this Second Amended and Restated Certificate of Incorporation), by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers (including voting powers, if any), preferences and relative, participating, optional or other special rights, if any, of the shares of each such series, and the qualifications, limitations and restrictions thereof, if any, including but not limited to the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series or shares of Preferred Stock. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, as shall be authorized by the Board and stated in the applicable Preferred Stock Designation. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in the authorization providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Second Amended and Restated Certificate of Incorporation. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The Corporation shall, from time to time and in accordance with applicable law, increase the number of authorized shares of Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit the conversion of any series of Preferred Stock that, as provided for or fixed pursuant to the provisions of this Article IV, Section 2, is otherwise convertible into Common Stock.

Section 3. Common Stock.

(a) Voting: Except as otherwise expressly provided herein or the relevant Preferred Stock Designation of any class or series of Preferred Stock or required by law, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters submitted to a vote of the stockholders of the Corporation. Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all other matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law, shares of Common Stock shall not entitle the holders thereof to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including to a Preferred Stock Designation) that alters or changes the powers, preferences, rights or other terms of solely one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, separately or together with the holders of one or more other such series, to vote on such amendment pursuant to this Second Amended and Restated Certificate of Incorporation (including a Preferred Stock Designation) or pursuant to the DGCL, or if no vote of stockholders is required pursuant to the DGCL.

(b) Dividends: Subject to applicable law, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board may determine in its sole discretion, subject to any preferential dividend rights of outstanding Preferred Stock as expressly set forth herein or in the relevant Preferred Stock Designation.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1.

(a) General Powers: The business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b) Number of Directors: Subject to the rights of the holders of shares of any series of Preferred Stock to elect additional directors and subject to the applicable requirements of the Stockholders Agreement dated January 21, 2021, by and among the Corporation and certain stockholders of the Corporation from time to time party thereto (as the same may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with its terms, the “Stockholders Agreement”), the number of directors which shall constitute the whole Board shall be fixed from time to time by resolution of the Board.

(c) Classified Board Structure; Election of Directors: Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of shares of any series of Preferred Stock to separately elect additional directors, which additional directors are not required to be classified pursuant to the terms of such series of Preferred Stock (the “Preferred Stock Directors”) and subject to the applicable requirements of the Stockholders Agreement, the Board shall be and is divided into three classes, designated as Class I, Class II and Class III. Each class will consist, as nearly as possible, of a number of directors equal to one-third (1/3) of the total number of members of the Board (other than the Preferred Stock Directors, if any) authorized as provided in Article V, Section 1(b) hereof. The Board is authorized to assign members of the Board already in office to such classes at the time the classification of the Board becomes effective pursuant to this Article V, Section 1(c). The term of office of the initial Class I directors will expire at the annual meeting of stockholders in 2021; the term of office of the initial Class II directors will expire at the annual meeting of stockholders in 2022; and the term of office of the initial Class III directors will expire at the annual meeting of stockholders in 2023. At each annual meeting of stockholders of the Corporation, the successors of that class of directors whose term expires at that meeting will be elected to hold office in accordance with this Article V, Section 1(c) for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors of each class will hold office until the expiration of the term of such class and until their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.

(d) Written Ballot Not Required: Unless and except to the extent that the Amended and Restated Bylaws of the Corporation (the “Bylaws”) so require, the election of directors of the Corporation need not be written by ballot.

(e) Removal: Subject to the rights of the holders of one or more series of Preferred Stock with respect to such series of Preferred Stock and the rights granted pursuant to the Stockholders Agreement, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors (the “Voting Stock”), represented in person or by proxy at a meeting for the election of directors duly called pursuant to the Bylaws.

(f) Vacancies: Subject to applicable law, the rights of the holders of shares of one or more series of Preferred Stock with respect to such series of Preferred Stock, and the rights granted pursuant to the Stockholders Agreement, any vacancies on the Board resulting from death, disability, resignation, retirement, disqualification or removal from office of a director or from any other cause, or any newly created directorships that increase the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes as determined by a majority of the Board so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship shall hold office for the remaining term of that class until such director’s successor is duly elected and qualified (or until such director’s earlier death, resignation or removal), but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

(g) In addition to the powers and authority herein or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Second Amended and Restated Certificate of Incorporation and the Bylaws; provided, however, that no Bylaws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted.

ARTICLE VI

STOCKHOLDERS

Section 1. Subject to the special rights of the holders of one or more series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and may not be effected by any consent in writing by such stockholders, provided, however, that the taking of any action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting if such action and the taking of such action by written consent of stockholders in lieu of a meeting have each been expressly approved in advance by the Board.

Section 2. Except as otherwise required by law and subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by (i) an officer of the Corporation pursuant to a resolution adopted by a majority of the Board then in office, (ii) the chairperson of the Board or (iii) the chief executive officer of the Corporation.

Section 3. No stockholder of the Corporation shall be entitled to exercise any right of cumulative voting.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

Section 1. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article VII, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

Section 2. Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys' fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article VII or otherwise.

Section 3. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article VII is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 4. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.

Section 5. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.

Section 6. Non-Exclusivity of Rights. The rights conferred on any person by this Article VII shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of this Second Amended and Restated Certificate of Incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 7. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

Section 8. Insurance. The Board may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (i) to indemnify the Corporation for any obligation that it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article VII; and (ii) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VII.

Section 9. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

Section 10. Severability. If any provision or provisions of this Article VII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article VII (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article VII (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 11. Contract Rights. The rights provided to Indemnified Persons pursuant to this Article VII shall be contract rights and such rights shall continue as to an Indemnified Person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of such Indemnified Person’s heirs, executors and administrators.

Any amendment, repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE VIII

BUSINESS OPPORTUNITY

Section 1.

(a) In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Stockholder Parties and their Affiliates (each, as defined in this Article VIII, and together, the “Identified Persons”) may serve as directors of the Corporation and (ii) the Identified Persons may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or propose to engage and/or other business activities that overlap with or compete with those in which the Corporation or any of its Affiliates, directly or indirectly, may engage or propose to engage, the provisions of this Article VIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Identified Persons and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(b) No Identified Persons shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates.

(c) Without limiting the foregoing renunciation in Section 1(a) hereof, the Corporation on behalf of itself and its subsidiaries (i) acknowledges that the Stockholder Parties are in the business of making investments in, and have or may have investments in, other businesses that may be similar to and that may compete with the businesses of the Corporation and its subsidiaries (“Competing Businesses”) and (b) agrees that the Stockholder Parties shall have the unfettered right to make investments in or have relationships with other Competing Businesses independent of their investments in the Corporation.

(d) In addition to and notwithstanding the foregoing provisions of this Article VIII, a potential corporate opportunity shall not be deemed to be a corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(d) Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of an Identified Person with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption.

(e) For purposes of this Article VIII, “Affiliate” shall mean (a) in respect of any Stockholder Party, any person that, directly or indirectly, is controlled by a Stockholder Party, controls a Stockholder Party or is under common control with a Stockholder Party and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a non-employee Director, any person that, directly or indirectly, is controlled by such non-employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any person that, directly or indirectly, is controlled by the Corporation.

(f) For purposes of this Article VIII, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(g) For the purposes of this Article VIII, “Stockholder Party” shall mean a party to the Stockholders Agreement dated January 21, 2021, by and among the Corporation and certain stockholders of the Corporation.

(h) To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

ARTICLE IX

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article IX, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX. Notwithstanding the foregoing, the provisions of this Article IX shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE X
BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, make, alter, amend or repeal the Bylaws of the Corporation.  The affirmative vote of a majority of the Board then in office shall be required to adopt, amend, alter or repeal the Bylaws.

ARTICLE XI

AMENDMENTS

Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required (i) to amend or repeal, or adopt any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with, Articles IV, V, VI, VII, VIII, IX, X and this Article XI or (ii) for stockholders of the Corporation to amend or repeal, or adopt, any provision of the Bylaws.

ARTICLE XII

To the fullest extent permitted by applicable law, if any provision of this Second Amended and Restated Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Second Amended and Restated Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Second Amended and Restated Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. To the fullest extent permitted by applicable law, the balance of this Second Amended and Restated Certificate of Incorporation shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed this 21st day of January, 2021.

ACAMAR PARTNERS ACQUISITION CORP.

By:	/s/ Joseba Picaza
Name: Joseba Picaza
Title: Chief Financial Officer

Signature Page to Amended and Restated Certificate of Incorporation